Exhibit 10.43

EXECUTION COPY

$10,000,000

DEBT AND WARRANT EXCHANGE AGREEMENT

among

HTM HOLDINGS, INC.,

and

SMTC MANUFACTURING CORPORATION OF CANADA

as Borrowers,

SMTC CORPORATION,

as Guarantor of the Existing Notes and Parent of the Borrowers,

and

THE DEBT HOLDERS

Dated as of June 1, 2004

THIS DEBT AND WARRANT EXCHANGE AGREEMENT IS SUBJECT TO THE TERMS OF THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF JUNE 1, 2004 (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME) AMONG THE DEBT HOLDERS HEREUNDER AND THE ADMINISTRATIVE AGENT FOR THE SENIOR LENDERS.

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6.1	Registration Procedures and Expenses Holdings shall:	22
6.2	Transfer Restrictions	25
6.3	Rule 144	27

SECTION 7. MISCELLANEOUS		28

7.1	Amendments and Waivers	28
7.2	Notices	28
7.3	No Waiver; Cumulative Remedies	29
7.4	Survival of Representations and Warranties	29
7.5	Indemnification; Payment of Expenses and Taxes	29
7.6	Successors and Assigns; Participations and Assignments	30
7.7	Adjustments; Setoff	31
7.8	Counterparts	31
7.9	Severability	31
7.10	Integration	31
7.11	Remedies	31
7.12	GOVERNING LAW	31
7.13	Submission To Jurisdiction; Waivers	32
7.14	Acknowledgements	32
7.15	Securities Act Matters	33
7.16	RELEASE OF CLAIMS	33
7.17	WAIVERS OF JURY TRIAL	34

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SCHEDULES

A	Exchange Details
B	Debt Holders Notice Information
4.1(b)	Financial Condition
4.4	Consents, Authorizations, Filings and Notices
4.8	Litigation
4.16	Subsidiaries

EXHIBITS

A	Closing Certificate
B	Opinion of Ropes & Gray

THIS DEBT AND WARRANT EXCHANGE AGREEMENT, dated as of June 1, 2004, is by and among HTM HOLDINGS, INC., a Delaware corporation (the “U.S. Borrower”), SMTC MANUFACTURING CORPORATION OF CANADA, a corporation organized under the laws of the Province of Ontario, Canada (the “Canadian Borrower”; together with the U.S. Borrower, the “Borrowers”), SMTC CORPORATION, a Delaware Corporation (“Holdings”, and together with the Borrowers (and any direct or indirect subsidiaries of Holdings or the Borrowers, the “Exchange Parties”), the banks and other financial institutions listed on Schedule A (the “Debt Holders”) (the “Agreement”).

RECITALS:

A. The Borrowers intend to restructure the indebtedness (the “Debt Restructuring”) which is currently outstanding under the Amended and Restated Credit Agreement, dated as of July 27, 2000, by and among the Borrowers, Holdings and Lehman Commercial Paper Inc. as general administrative agent and collateral monitoring agent, Lehman Brothers Inc., as advisor, lead arranger and book manager, The Bank of Nova Scotia, as syndication agent and Canadian administrative agent, General Electric Capital Corporation, as documentation agent and certain banks and financial institutions party thereto (as amended, restated, modified or supplemented from time to time, the “Existing Credit Agreement”).

B. Holdings has received a commitment letter from Congress Financial Corporation (Canada) (“Congress”), to enter into one or more credit agreements to provide secured financing (the “Congress Facility”) to Holdings, each of the Borrowers and their other subsidiaries, in the aggregate amount of up to US $40,000,000).

C. The Canadian Borrower entered into a “bought deal” offering underwritten by Orion Securities and Canadian Imperial Bank of Commerce pursuant to which the Canadian Borrower raised approximately US $30,000,000 (the “Equity Offering”).

D. Proceeds of the Congress Facility and the Equity Offering in the aggregate amount of US $40,000,000 shall be used to reduce the outstanding indebtedness under the Existing Credit Agreement and Holdings and the Borrowers will enter into a Second Amended and Restated Credit Agreement and Guarantee (the “New Credit Agreement”) with the Debt Holders to restructure the remaining obligations under the Existing Credit Agreement, subject to the terms of the exchange described herein, in the amount of $27,500,000.

E. In connection with the Debt Restructuring, the Debt Holders have agreed to exchange (i) notes representing $10 million of the remaining obligations under the Existing Credit Agreement (the “Exchange Indebtedness”) and (ii) all Series A warrants, Series B warrants, Series D warrants and Series E warrants issued or to be issued to the Debt Holders under the Existing Credit Agreement (including any rights to other warrants issuable thereunder) (the “Existing Lender Warrants”) for (x) 11,166,946

shares of Holdings Common Stock (as hereinafter defined) and (y) 11,166,946 warrants with each warrant being exercisable for one-half of one share of Holdings Common Stock (as more particularly described in the New Warrant Agreement (the “New Warrants”), and such other consideration as set forth therein).

F. The Borrowers and the Exchange Parties are willing to enter into this Agreement, but only upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.

(a) For all purposes in this Agreement, unless the context otherwise requires, the following terms, in addition to the terms defined elsewhere herein, have the respective meanings set forth in this Section 1.1 when used herein with capital letters:

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”: this Debt and Warrant Exchange Agreement, as amended, supplemented or otherwise modified from time to time.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: as to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board.

“Borrowers”: as defined in the preamble hereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Closing Date”: such date on which the conditions precedent set forth in Section 5 shall have been satisfied or such later date as mutually agreed to by the parties hereunder.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings and that is treated as a single employer under Section 414 of the Code.

“Congress”: as defined in the recitals hereto.

“Congress Facility”: as defined in the recitals hereto.

“Contractual Obligation”: as to any Person, any material provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Current Market Price” on any date, means the average, during the period of 20 consecutive Trading Days ending on the second Trading Day before such date, of the average of the high and low prices per share at which the Common Stock has traded on such stock exchange on which the Common Stock is listed as may be selected for that purpose by the Board of Directors of the Company or, if the Common Stock has not been listed on a stock exchange for such number of Trading Days, then such lesser number of Trading Days as the Common Stock has been so listed, or, if the Common Stock is not listed on any stock exchange, then in the over-the-counter market as reported by such other stock exchange or as quoted by the most commonly quoted or carried source of quotations for shares traded in the over-the-counter market, provided that if, on any such Trading Day, there are no such reported or quoted high and low prices, the average of the closing bid and asked prices per share for board lots of the Common Stock reported by such stock exchange or as quoted by the most commonly quoted or carried source of quotations for shares traded in the over-the-counter market, for such Trading Day shall be utilized in computing such average, and provided further that if the Common Stock is not listed on any stock exchange or traded in any over-the-counter market, then the Current Market Price of the Common Stock shall be determined by the Board of Directors in good faith.

“Debt Holders”: as defined in the preamble hereto.

“Debt Restructuring”: as defined in the recitals hereto.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as is now, or may at any time hereafter be, in effect.

“Equity Offering”: as defined in the recitals hereto.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act”: as defined in Section 4.5.

“Exchange Documents”: this Debt and Warrant Exchange Agreement, the New Warrant Agreement and all other documents contemplated hereby.

“Exchange Indebtedness”: as defined in the recitals hereto.

“Exchange Parties”: as defined in the preamble hereto.

“Exchange Release”: as defined in Section 2.1.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Lender Warrants”: as defined in the recitals hereto.

“Form 10-K”: as defined in Section 4.5(b)

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made.

“Hedging Obligation”: with respect to the Senior Debt, with respect to any Person, all obligations of such Person under Hedging Agreements to which such Person is a party.

“Holdings Common Stock”: means the common stock, par value $0.01 per share, of Holdings (including all shares exchangeable for such stock).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

“Indemnified Liabilities”: as defined in Section 7.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to any condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Lehman”: Lehman Commercial Paper, Inc.

“Lien”: any mortgage, pledge, hypothecation, security title, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise) or prospects of the Exchange Parties taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Exchange Documents or the rights or remedies of the Debt Holders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biophenyls, ureaformaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001 (a)(3) of ERISA.

“NASD”: as defined in Section 4.22

“New Credit Agreement”: as defined in the recitals hereto.

“New Warrant Agreement”: that certain Warrant Agreement, dated as of June 1, 2004, by and between Holdings and Mellon Investor Services LLC, pursuant to which the New Warrants are issued.

“New Warrants”: as defined in the recitals hereto.

“Non-Excluded Taxes”: as defined in Section 3.2(b).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment or distribution made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Exchange Document.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, limited liability partnership, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which Holdings or any Borrower is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed and whether tangible, or intangible, including without limitation, Capital Stock.

“Proxy Statement”: as defined in Section 4.5(a).

“Registrable Shares”: as defined in Section 6.1(a).

“Registration Statement”: as defined in Section 6.1(a).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .19, .27, .28, .29,    , .30, .31, .32, .34 or, .35 of PBGC Reg. § 4043.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president, executive vice president, senior vice president—finance, vice president—finance or chief financial officer of Holdings. When any provision of this Agreement requires an action by a Responsible Officer, such action may be taken by a Responsible Officer of Holdings or Responsible Officers of both Borrowers at the time in question.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“SEC Documents”: as defined in Section 4.5(c).

“Securities Act”: as defined in Section 7.15.

“Senior Debt”: (i) all Indebtedness of Holdings and the Borrowers outstanding under the Existing Credit Agreement, the New Credit Agreement; (ii) any Hedging Obligation entered into by Holdings or any Borrower with any lender which is a party to the New Credit Agreement or any Affiliate thereof; and (iii) all obligations with respect to the foregoing.

“Shares”: the shares of Holdings Common Stock to be issued pursuant to this Agreement and such shares issuable upon the exercise of the New Warrants.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings or the Borrowers.

“Trading Day” with respect to any stock exchange or over-the-counter market, means a day on which shares may be traded through the facilities of such stock exchange or in such over-the-counter market, and, otherwise, means a day on which shares may be traded through the facilities of the principal stock exchange on which the Common Stock is listed (or, if the Common Stock is not listed on any stock exchange, then in the over-the-counter market).

“Transferee”: as defined in Section 7.6(b).

“Trustee”: Mellon Investor Services LLC, as trustee under the New Warrant Agreement, and any successor trustee thereunder.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States”: the United States of America.

1.2 Other Definitional Provisions (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Exchange Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Exchange Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Exchange Parties not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. RELEASES

2.1 Release. Upon satisfaction or waiver of the conditions precedent set forth in Section 5, each of the Debt Holders hereby release Holdings and the Borrowers, from all obligations that arise out of the Exchange Indebtedness and the Existing Lender Warrants and the Exchange Indebtedness and Existing Lender Warrants shall be terminated and of no further force and effect.

2.2 Limitation on Releases. For greater certainty, (i) the Exchange Releases given by the Debt Holders in Section 2.1 do not apply to any of the agreements contained herein among the parties hereto and (ii) except as expressly set forth in Section 2.1, the Existing Credit Agreement, New Credit Agreement and the Senior Debt shall remain in full force and effect and unmodified by this Agreement.

SECTION 3. AMOUNT AND TERMS OF EXCHANGE

3.1 Exchange of Exchange Indebtedness and Existing Warrants. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties and agreements herein contained, on the Closing Date, each Debt Holder will exchange its pro rata share of the Exchange Indebtedness and Existing Lender Warrants in the amounts set forth next to such Debt Holder’s name on Schedule A and otherwise in accordance with the exchange details set forth on Schedule A and each Debt Holder hereby acknowledges receipt of certificates representing that number of shares of Holdings Common Stock and New Warrants as set forth on Schedule A.

3.2 Taxes.

(a) The distributions made by Holdings or any of the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Debt Holder as a result of a present or former connection between such Debt Holder and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Debt Holder having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Exchange Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts or distributions payable to any Debt Holder hereunder or under any note, the amounts so payable to such Debt Holder shall be increased to the extent necessary to yield to such Debt Holder (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that Holdings shall not be required to increase any such amounts payable to any Debt Holder with respect to any Non-Excluded Taxes (i) that are attributable to such Debt Holder’s failure to comply with the requirements of paragraph (e) or (f) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Debt Holder at the time the Debt Holder becomes a party to this Agreement, except to the extent that such Debt Holder’s assignor (if any) was entitled, at the same time of assignment, to receive additional Debt Holder’s assignor (if any) was entitled, at the same time of assignment, to receive additional amounts from Holdings with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, Holdings or the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by Holdings or the Borrowers, as promptly as possible thereafter, Holdings shall send to the relevant Debt Holder a certified copy of an original official receipt received by Holdings showing payment thereof (to the extent such an original official receipt is provided). If Holdings fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the relevant Debt Holder the required receipts or other required documentary evidence, Holdings shall indemnify the Debt Holders for any incremental taxes, interest or penalties that may become payable by any Debt Holder as a result of any such failure.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Debt Holders to enter into this Agreement and to exchange the Exchange Indebtedness, Holdings and each of the Borrowers hereby represent and warrant to each Debt Holder that:

4.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at April 30, 2004 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Debt Holder, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Equity Offering (and the use of proceeds thereof), (ii) the Debt Restructuring, (iii) the loan repayments under the Existing Credit Agreement to be made on the on the Closing Date and (iv) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information reasonably available to the Borrower as of the date of delivery thereof and on good faith estimates and assumptions believed to be reasonable at the time made, and presents fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at April 30, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheet of Holdings as at December 31, 2003, and the related consolidated statements of earnings (loss), changes in shareholders’ equity (deficiency) and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of Holdings as at April 30, 2004, and the related unaudited consolidated statements of earnings (loss), changes in shareholders’ equity (deficiency) and of cash flows for the fiscal quarter ended on such date, present fairly in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations for the fiscal quarter then ended (subject to normal year-end audit adjustments and the absence of certain notes thereto). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Holdings does not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2003 through and including the date hereof there has been no Disposition by Holdings of any material part of its business or Property.

4.2 No Change. Since December 31, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. Each of the Exchange Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified and/or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Exchange Party has the corporate power and authority, and the legal right, to make, deliver and perform the Exchange Documents to which it is a party. Each Exchange Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Exchange Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Exchange Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 8.19. Each Exchange Document has been duly executed and delivered on behalf of each Exchange Party that is a party thereto. This Agreement constitutes, and each other Exchange Document upon execution will constitute, a legal, valid and binding obligation of each Exchange Party that is a party thereto, enforceable against each such Exchange Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 Reporting Status. Holdings has filed in a timely manner all documents that it was required to file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the 12 months preceding the date of this Agreement. The following documents complied in all material respects with the SEC’s requirements as of their respective filing dates, and the information contained therein as of the date thereof did not, and as of the Closing Date does not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under where they were made not misleading, except to the extent that information contained in any such document has been revised or superseded by a SEC Document filed prior to the Closing Date (as defined below):

(a) Holdings Proxy Statement for the 2004 Annual Meeting of Stockholders (the “Proxy Statement”);

(b) Holdings Annual Report on Form 10-K for the year ended December 31, 2003, including the exhibits thereto (the “Form 10-K”); and

(c) all other documents, including the exhibits thereto, filed by the Company with the SEC since December 31, 2003 pursuant to the reporting requirements of the Exchange Act (together with the Proxy Statement and the Form 10-K, the “SEC Documents”).

4.6 Capitalization

(a) As of the Closing Date, the authorized capital stock of Holdings consists of 135,000,000 shares of capital stock, of which 130,000,000 shares are designated Holdings Common Stock and 5,000,000 shares are designated Preferred Stock. As of the Closing Date, there are 28,689,779 shares of Common Stock of Holdings issued and outstanding or issuable upon exchange of outstanding exchangeable shares of the Canadian Borrower and one share of Preferred Stock of Holdings issued and outstanding. As of the Closing Date, an aggregate of 9,894,046 shares of Holdings Common Stock were reserved for issuance in respect of outstanding options under the Amended and Restated SMTC (HTM) 1998 Equity Incentive Plan and the SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan, all of which shares were issuable upon exercise of outstanding stock options were granted by Holdings to employees, consultants and directors of Holdings. Other than as disclosed in the SEC Documents, no other shares or options, warrants or other rights to acquire shares of capital stock of Holdings or securities convertible into capital stock of Holdings are outstanding. All outstanding shares of Holdings Common Stock are duly authorized, validly issued, fully paid and nonassessable, free from any liens or any other encumbrances created by Holdings with respect to the issuance and delivery thereof and not subject to preemptive rights. Other than as disclosed in the SEC Documents, except as set forth above, there are no outstanding rights, options, warrants, preemptive rights, rights of first refusal agreements, commitments or similar rights for the purchase or acquisition from Holdings or any of its Subsidiaries of any securities of Holdings or any of its Subsidiaries;

(b) The Shares to be issued pursuant to this Agreement and the New Warrant Agreement have been duly authorized, and when issued and paid for in accordance with the terms of such Agreements will be duly and validly issued, fully paid and nonassessable, free and clear of all pledges, liens, encumbrances and other restrictions (other than those arising under federal or state securities laws as a result of the private placement of the Shares to the Debt Holders). No preemptive right, co-sale right, right of first refusal or other similar right exists with respect to the Shares or the issuance and sale thereof. The issuance and sale of the Shares will not obligate Holdings to issue shares of Holdings Common Stock or other securities to any person and will not result in a right of any holder of Holdings’ securities to adjust the exercise, conversion, exchange or reset price under such securities. No further approval or authorization of any stockholder, the Board of Directors of Holdings or others is required for the issuance and sale of the Shares. The issuance and sale of the Shares under the Agreements does not contravene the rules and regulations of any trading market on which the Holdings Common Stock is currently listed or quoted (including Rule 4350 of the Nasdaq Stock Market if the Trading Market is the Nasdaq National or Nasdaq SmallCap Market), and, in furtherance of the foregoing sentence, no approval of the stockholders of the Company thereunder is required for Holdings to issue and deliver to the Debt Holders the maximum number of Shares contemplated by the Agreements, including such as may be required pursuant to Nasdaq Rule 4350. Except as set forth in the SEC Documents, no holder of any of the securities of the Company has any rights (“demand,” “piggyback” or otherwise) to have such securities registered by reason of the intention to file, filing or effectiveness of a Registration Statement.

4.7 No Legal Bar. The execution, delivery and performance of this Agreement and the other Exchange Documents will not violate any material Requirement of Law or any material Contractual Obligation of Holdings or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any material Requirement of Law or any such material Contractual Obligation (other than the Liens created by the New Credit Agreement). No Contractual Obligation applicable to Holdings or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.8 No Material Litigation. Except as disclosed on Schedule 4.8, as of the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings, threatened by or against Holdings or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Exchange Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect

4.9 No Default. No Exchange Party is in default, and no event of default has occurred and is continuing, under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.

4.10 Ownership of Property; Liens. Each Exchange Party has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other Property material to the conduct of its Business, and none of such Property is subject to any Lien.

4.11 Intellectual Property. Each Exchange Party owns, or is licensed to use, or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except for any failure to so own, license or have the right to use Intellectual Property which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person against any Exchange Party challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property by any Exchange Party or the validity or effectiveness of any Intellectual Property used by any Exchange Party, except for any claims which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by any Exchange Party does not infringe on the rights of any Person in any respect which could reasonably be expected to have a Material Adverse Effect.

4.12 Taxes. Each of the Exchange Parties has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns prior to the date interest attach thereto or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Exchange Parties, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings, no claim has been asserted, with respect to any such tax, fee or other charge.

4.13 Labor Matters. There are no strikes or other labor disputes against any of the Exchange Parties pending or, to the knowledge of Holdings or either Borrower, threatened that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Exchange Parties have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law relating to such matters. All payments due from any of the Exchange Parties on account of employee health and welfare insurance that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Exchange Party.

4.14 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither Holdings nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Holdings nor any Commonly Controlled Entity would become subject to any liability under ERISA if Holdings or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.15 Investment Company Act; Other Regulations. No Exchange Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Borrower Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.16 Subsidiaries. The Subsidiaries listed on Schedule 4.16 constitute all of the Subsidiaries of Holdings at the date hereof. Schedule 4.16 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by Holdings or other applicable Subsidiary.

4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each of the Exchange Parties: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense;

(b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by Holdings or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of Holdings or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to Holdings or any of its Subsidiaries, or (ii) interfere with Holdings or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by Holdings or any of its Subsidiaries;

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which Holdings or any of its Subsidiaries is, or to the knowledge of Holdings or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened;

(d) Neither Holdings nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern;

(e) Neither Holdings nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law; and

(f) Neither Holdings nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

4.18 Accuracy of Information, etc. Subject to the next succeeding sentence and to the qualification provided therein, no statement or information contained in this Agreement, any other Exchange Document, or any other document, certificate or statement furnished to any Agent or the Debt Holders or any of them, by or on behalf of any Exchange Party for use in connection with the transactions contemplated by this Agreement or the other Exchange Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings to be reasonable at the time made, it being recognized by the Debt Holders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties of each of the Exchange Parties are true and correct in all material respects. There is no fact known to any Exchange Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Exchange Documents, or in any other documents, certificates and statements furnished to the Agents and the Debt Holders for use in connection with the transactions contemplated hereby and by the other Exchange Documents.

4.19 Certain Documents. Holdings has delivered to the Debt Holders complete and correct copies of the New Credit Agreement and all related documents thereto, including any amendments, supplements or modifications with respect thereto.

4.20 Ownership. On the Closing Date, all shares of the issued and outstanding Capital Stock of the Borrowers are owned directly or indirectly through a wholly-owed Subsidiary of Holdings.

4.21 Private Offering.

(a) Based in part on the accuracy of the representations and warranties of, and compliance with the covenants and agreements by, the Debt Holders, the Shares and the issuance of the shares on the New Warrants being issued hereunder are and will be exempt from the registration and prospectus delivery requirements of the Securities Act. Neither Holdings nor the Canadian Borrower has issued or sold Shares or the New Warrants to anyone other than the Debt Holders and no securities of the same class as the Shares or the New Warrants have been issued or sold by Holdings or the Canadian Borrower within the six-month period immediately prior to the date hereof other than the issuance of Holdings Common Stock in exchange for exchangeable shares of the Canadian borrower and in connection with the Equity Offering. Holdings and each Exchange Party agrees that neither it, nor anyone acting on its behalf, will (i) offer the Shares or New Warrants (or shares into which the New Warrants are exchangeable) so as to subject the making, issuance and/or sale of the Shares or New Warrants to the registration or prospectus delivery requirements of the Securities Act or (ii) offer any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect to the same with, anyone if the issuance or sale of the Shares or New Warrants would be integrated as a single offering for the purposes of the Securities Act, including, without limitation, Regulation D thereunder, in such a manner as would require registration under the Securities Act thereof. Each Share and New Warrant shall have a legend setting forth the restrictions on the transferability thereof imposed by the Securities Act for so long as such restrictions apply.

(b) In the case of each offer, sale or issuance of the Shares or New Warrants, no form of general solicitation or general advertising was or will be used by Holdings or its representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

4.22 NASDAQ Listing. The Holdings Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on The Nasdaq Stock Market, Inc. National Market (the “Nasdaq National Market”), and Holdings has taken no action designed to, or which could reasonably be expected to have the effect of, terminating the registration of the Holdings Common Stock under the Exchange Act or de-listing the Holdings Common Stock from the Nasdaq National Market, nor to Holdings’ knowledge is the National Association of Securities Dealers, Inc. (“NASD”) currently contemplating terminating such listing. Except as disclosed in Holdings’ filings with the SEC prior to May 25, 2004, Holdings has not, in the 12 months preceding the date hereof, received notice from the Nasdaq National Market or NASD to the effect that the Company is not in compliance with any of the listing maintenance requirements thereof. Holdings and the Holdings Common Stock meet the criteria for continued listing and trading on the Nasdaq National Market.

4.23 S-3 Status. Holdings meets the requirements for the use of Form S-3 for the registration of the resale of the Shares by the Debt Holders and will use its reasonable best efforts to maintain S-3 status with the SEC during the Registration Period (as defined in Section 6.1(d)). To the knowledge of the Company, there exist no facts or circumstances that could reasonably be expected to prohibit or delay the preparation or initial filing of the Registration Statement as set forth herein.

4.24 Solvency. Each of (i) Holdings and its Subsidiaries on a consolidated basis, and (ii) the Borrower and its Subsidiaries on a consolidated basis is, and after giving effect to the Debt Restructuring and the incurrence of all Indebtedness and obligations being incurred in connection herewith and in connection with the Debt Restructuring will be and will continue to be, Solvent.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions Precedent in Favor of Debt Holders. The agreements of each Debt Holder to exchange the Exchange Indebtedness and the Existing Lender Warrants and grant the releases contemplated by Section 2 are subject to the satisfaction, prior to or concurrently with the exchange of such Exchange Indebtedness and Existing Lender Warrants on the Closing Date, of the following conditions precedent:

(a) Documents. Each of the Debt Holders shall have received (i) this Agreement, executed and delivered by duly authorized officers of Holdings and each Borrower and the other Debt Holders, (ii) the New Warrant Agreement, executed and delivered by duly authorized officers of Holdings and the Trustee, (iii) a certificate(s) representing its respective allocation of New Warrants conforming to the requirements set out in the New Warrant Agreement executed and delivered by a duly authorized officer of Holdings and (iv) a certificate(s) representing the shares of Holdings Common Stock to be issued to such Debt Holder hereunder.

(b) Congress Facility. The credit agreement governing the Congress Facility shall be executed and delivered by the parties thereto.

(c) New Credit Agreement. Holdings, each Borrower and Lehman shall have entered into the New Credit Agreement and all conditions to the effectiveness of that agreement shall have been satisfied or waived including, without limitation, payment to the Debt Holders in the aggregate amount of $40,000,000.

(d) No Legal Bar. On the Closing Date, no legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by the Debt Restructuring.

(e) Approvals. All governmental, equityholder, and third party consents and approvals necessary or, in the opinion of the Debt Holders, desirable in connection with the continuing operations of Holdings and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect.

(f) Closing Certificate. Each Debt Holder shall have received a certificate of each of Borrower and Holdings certified by such Exchange Party’s secretary, dated the Closing Date, substantially in the form of Exhibit A, certifying as to each Party’s (i) certificate of incorporation and by-laws, each as in effect on the Closing Date, and (ii) all resolutions, votes or minutes of each Exchange Party’s Board of Directors in connection with the transactions contemplated hereby with appropriate insertions and attachments.

(g) Certificates of Good Standing. On the Closing Date, each Debt Holder shall have received certified copies of certificates evidencing the incorporation and good standing of Holdings and the Borrowers in each such entity’s state or jurisdiction of incorporation as of a date within five (5) days of the Closing Date.

(h) Legal Opinion of Ropes & Gray LLP. The Debt Holders shall have received (i) the legal opinion of Ropes & Gray LLP, counsel to Exchange Parties, in the form annexed hereto as Exhibit B. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Debt Holders may reasonably require.

(i) Debt Holder’s Counsel. Holdings shall have paid all reasonable fees and expenses of each Debt Holder’s counsel (including any Canadian counsel) in connection with closing the transactions contemplated herein.

The delivery on the Closing Date of the Shares and New Warrants under the New Warrant Agreement hereunder shall constitute a representation and warranty by Holdings as of the date thereof that the conditions contained in this Section have been satisfied.

5.2 Conditions Precedent in Favor of Holdings and each New Borrower. The agreements of Holdings and each Borrower to deliver the shares of Holding Common Stock and the New Warrants to the Debt Holders on the Closing Date are subject to the satisfaction, prior to or concurrently with such delivery, of the following conditions precedent:

(a) The Debt Holders shall have delivered the acknowledgments and the Exchange Indebtedness in accordance with Section 3.1.

(b) The Debt Holders shall have entered into the New Credit Agreement with the Borrowers and the Intercreditor Agreement with Congress acceptable to Congress.

SECTION 6. AFFIRMATIVE COVENANTS

6.1 Registration Procedures and Expenses Holdings shall:

(a) Prepare and file with the SEC, as soon as reasonably practicable but in any event within 30 days after the Closing Date, a registration statement (the “Registration Statement”) on Form S-3 (except if Holdings is not then eligible to register for resale of the Registrable Shares (as defined below) on Form S-3, in which case the Registration Statement shall be on another appropriate form in accordance herewith) to enable the resale of the Registrable Shares and the New Warrants by the Debt Holders or any of their transferees on a delayed or continuous basis under Rule 415 of the Securities Act. “Registrable Shares” means (a) all Shares and (b) Penalty Shares (as defined below), if any;

(b) not less than three Trading Days prior to the filing of the Registration Statement or any related prospectus or any amendment or supplement thereto, (i) furnish to the Debt Holders copies of the Registration Statement or prospectus proposed to be filed, which documents will be subject to the review of each Debt Holder, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of its counsel to conduct a reasonable investigation within the meaning of the Securities Act;

(c) use reasonable best efforts to cause the Registration Statement to become effective as soon as reasonably practicable but in any event within 90 days after the Closing Date;

(d) subject to Section 6.4, use reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and any prospectus used in connection therewith and take all such other actions as may be necessary to keep the Registration Statement current and effective and free from any material misstatement or omission to state a material fact for a period (the “Registration Period”) not exceeding, with respect to each Debt Holder’s Registrable Shares, the latest of (i) the second anniversary of the Closing Date, (ii) the date on which the Debt Holder may sell all Shares then held by the Debt Holders pursuant to Rule 144 of the Securities Act treating such Debt Holder as not being an “affiliate” of Holdings within the meaning of Rule 144(a)(1), and assuming that any Shares acquired by a Debt Holder upon the exercise of a New Warrant were acquired by virtue of the “cashless exercise provision” contained in the New Warrant Agreement and that the Debt Holder complies with the requirements of Rule 144(e), (f) and (h), and (iii) such time as all Registrable Shares held by the Debt Holders have been sold (A) pursuant to an effective registration statement pursuant to the Securities Act, (B) to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, and/or (C) in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

(e) promptly furnish to each Debt Holder with respect to the Shares registered under the Registration Statement such number of copies of the Registration Statement and Prospectuses in conformity with the requirements of the Securities Act and such other documents as such Debt Holder may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Shares by each Debt Holder;

(f) promptly take such action as may be necessary to qualify, or obtain an exemption for, the Registrable Shares and the New Warrants under such of the state securities laws of United States jurisdictions as shall be necessary to qualify, or obtain an exemption for, the sale of the Registrable Shares in states specified in writing by the Debt Holder; provided, however, that neither Holdings nor any of its subsidiaries shall be required to qualify to do business or file a general consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(g) bear all expenses in connection with the procedures in paragraph (a) through (f) of this Section 6.1 and the registration of the Shares pursuant to the Registration Statement, regardless of whether a Registration Statement becomes effective, including without limitation: (i) all registration and filing fees and expenses (including filings made with the NASD); (ii) fees and expenses of compliance with federal securities and state “blue sky” or securities laws; (iii) expenses of printing

(including printing certificates for the Registrable Shares and Prospectuses), messenger and delivery services and telephone; (iv) all application and filing fees in connection with listing the Registrable Shares on a national securities exchange or automated quotation system pursuant to the requirements hereof; and (v) all fees and disbursements of counsel of Holdings and independent certified public accountants of Holdings (including the expenses of any special audit and “cold comfort” letters required by or incident to such performance); provided, however, that each Debt Holder shall be responsible for paying the underwriting commissions or brokerage fees, and taxes of any kind (including, without limitation, transfer taxes) applicable to any disposition, sale or transfer by a Debt Holder of such Debt Holder’s Registrable Shares. Holdings shall, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, rating agency fees and the fees and expenses of any person, including special experts, retained by Holdings;

(h) advise the Debt Holders, within two business days by e-mail, fax or other type of communication, and, if requested by the Debt Holders, confirm such advice in writing: (i) after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose, or any other order issued by any state securities commission or other regulatory authority suspending the qualification or exemption from qualification of such Registrable Shares under state securities or “blue sky” laws; and it will promptly use its reasonable best efforts to prevent the issuance of any stop order or other order or to obtain its withdrawal at the earliest possible moment if such stop order or other order should be issued; and (ii) when the Prospectus or any Prospectus Supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective;

(i) comply with all applicable rules and regulations of the SEC and all other applicable securities laws, rules and regulations;

(j) use reasonable best efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which equity securities issued by Holdings are then listed; and

(k) use reasonable best efforts to take all other steps necessary to effect the registration of the Registrable Shares contemplated hereby and to enable the Debt Holders to sell the Shares under Rule 144 under the Securities Act.

(l) Holdings further agrees that, in the event that the Registration Statement has not been declared effective by the SEC within 90 days after the Closing Date (a “Registration Default”), then Holdings shall issue an amount of additional shares to each Debt Holder equal to 10% of the number of Shares issued to such Debt Holder at the Closing. To the extent that Holdings has insufficient authorized but unissued shares available to issue the additional shares payable pursuant to the immediately preceding sentence (the “Penalty Shares”), or such issuance would result in Holdings being required under NASDAQ rules or other applicable rules to obtain the approval of Holdings’ stockholders, then Holdings shall pay to the Debt Holders cash in lieu of shares in an amount per Penalty Share equal to the Current Market Price determined as of the date any such Penalty Shares were required to be delivered in accordance with this Section 6.1(l). Holdings shall deliver the Penalty Shares or cash payment to the Debt Holders within five days of the date of a Registration Default. The issuance of the Penalty Shares or cash as provided in this Section 6.1(l) shall be the Debt Holder’s sole and exclusive remedy in the event of any Registration Default; provided, however, that if the foregoing remedy is deemed unenforceable by a court of competent jurisdiction then the Debt Holder shall have all other remedies available at law or in equity.

6.2 Transfer Restrictions.

(a) The Debt Holders agree that they will not effect any sale, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”) the Shares or its right to purchase the Shares that would constitute a sale within the meaning of the Securities Act except as contemplated in the Registration Statement referred to in Section 6.1 and as described in this Agreement or otherwise in accordance with the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of the Debt Holder under this SECTION 6.

(b) In addition to the limitations set forth in Section 6.2(a), no Debt Holder may transfer (i) any of the New Warrants or Shares until the date that is three months from the date hereof, (ii) more than 1/3 of such Debt Holder’s Shares until the date that is six months from the date hereof and (iii) more than 5/6 of such Debt Holder’s Shares until the date that is nine months from the date hereof. For purposes of this paragraph, a transfer of New Warrants shall be treated as a transfer of the Shares for which such New Warrants are exercisable. The date nine months after the Closing Date on which the transfer restrictions set forth in this Section 6(b) terminate is referred to hereinafter as the “Lock-Up Termination Date.”

(c) The Debt Holders agree to the imprinting, so long as is required by this Section 6.2, of the following legends on any of the Shares in the following form:

THESE SHARES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SHARES LAWS AS EVIDENCED. THESE SHARES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN

ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

THESE SHARES ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN DEBT AND WARRANT EXCHANGE AGREEMENT, DATED AS OF JUNE 1, 2004, BY AND AMONG HTM HOLDINGS, INC. AND SMTC MANUFACTURING CORPORATION OF CANADA, AS BORROWERS, SMTC CORPORATION, AS PARENT OF THE BORROWERS, AND CERTAIN BANKS AND OTHER FINANCIAL INSTITUTIONS.

Holdings acknowledges and agrees that the Debt Holders may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Shares to a financial institution that is an “accredited investor “ as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Debt Holders may transfer pledged or secured Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of Holdings and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the expense of any Debt Holder making such a request, Holdings will execute and deliver such reasonable documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

(d) Except for the legend set forth in the second paragraph of Section 6(c) regarding the restrictions set forth in Section 6(b) (the “Lock-Up Legend”) which shall be imprinted on the Certificates until the Lock-Up Termination Date, Certificates evidencing the Shares shall not contain any legend (including the legend set forth in the first paragraph of Section 6.2(c)), (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act (provided, however, that the Debt Holders’ prospectus delivery requirements under the Securities Act will remain applicable), or (ii) following any sale of such Shares pursuant to Rule 144, or (iii) if such Shares are eligible for sale under Rule 144(k) and the Debt Holder has provided representations that are customary in the reasonable opinion of the Debt Holder, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC). Holdings shall cause its counsel to issue a legal opinion to Holdings’ transfer agent (i) promptly after the effective date of the Registration Statement (the “Effective Date”) if required by Holdings’ transfer agent to effect the removal of the legend set forth in the first paragraph of Section 6.2(c) and (ii) promptly after the Lock-Up Termination Date if required by Holdings’ transfer agent to effect the removal of the legend set forth in the second paragraph of Section 6.2(c).

Holdings agrees that following the Effective Date or at such other time as such legend is no longer required under this Section 6.2, it will, no later than three Trading Days following the delivery by the Debt Holders to Holdings or Holdings’ transfer agent of a certificate representing Shares issued with a restrictive legend, deliver or cause to be delivered to such Debt Holders a certificate representing such Shares that is free from all restrictive and other legends. Holdings may not make any notation on its records or give instructions to any transfer agent of Holdings that enlarge the restrictions on transfer set forth herein.

6.3 Rule 144. Until the earlier of (i) the date on which Holdings no longer has securities registered pursuant to Section 12 of the Exchange Act, or (ii) the second anniversary of the Closing, Holdings agrees with each holder of Registrable Shares to:

(a) comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about Holdings; and

(b) file with the SEC in a timely manner all reports and other documents required of Holdings under the Securities Act and the Exchange Act (at any time it is subject to such reporting requirements).

6.4 Black-out Period. At any time when a Registration Statement is effective, Holdings may suspend the ability of the Debt Holders to sell Shares thereunder, for a reasonable period of time not to exceed sixty (60) days in the aggregate during any twelve-month period, if Holdings has been advised by legal counsel that such filing would require a special audit or the disclosure of a material impending transaction or other matter and Holdings’ Board of Directors determines reasonably and in good faith that such disclosure would have a material adverse effect on Holdings (a “Black-Out Period”). Upon notice of the existence of a Black-Out Period from Holdings to any Debt Holder or Debt Holders with respect to any effective registration statement, such Debt Holder or Debt Holders shall refrain from selling their Shares under such registration statement until such Black-Out Period has ended; provided, however, that Holdings shall not impose a Black-Out Period with respect to any registration statement that is already effective more than twice during any period of twelve (12) consecutive months and in no event shall such Black-Out Period or Periods exceed sixty (60) days in any twelve (12) consecutive months.

6.5 New Warrant Agreement. Holdings hereby covenants and agrees to, and cause the Trustee to, carry out all of the obligations of Holdings and Trustee under the Warrant Agreement and provide to each holder of Warrants all of the benefits and rights of a holder of Warrants thereunder, including, without limitation, the rights and benefits provided in Section 10 thereof.

SECTION 7. MISCELLANEOUS

7.1 Amendments and Waivers. Neither this Agreement nor any other Exchange Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Debt Holders may, from time to time, (a) enter into with the Exchange Parties written amendments, supplements or modifications hereto and to the other Exchange Documents for the purpose of amending, supplementing or modifying any provisions of this Agreement or the other Exchange Documents or changing in any manner the rights of the Debt Holders or of any Exchange Party hereunder or thereunder or (b) waive, on such terms and conditions as the Debt Holders, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Exchange Documents; provided, however, that no such waiver and no such amendment, supplement or modification shall: consent to the assignment or transfer by Holdings or any Borrower of any of its rights and obligations under this Agreement and the other Exchange Documents.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Debt Holders and shall be binding upon the Exchange Parties, the Debt Holders, and all of their transferees, successors and assigns.

7.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings and either Borrower and each Debt Holder, or to such other address as may be hereafter notified by the respective parties hereto in writing:

Holdings; Borrowers:	SMTC Corporation
635 Hood Road
Markham, Ontario
CANADA L3R4N6

Attention: John Caldwell
Telecopy: 905.479.9686

with a copy to:	Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110-2624

Attention: Alfred Rose, Esq.
Telecopy: 617.951.7050
Telephone: 617.951.7000

Debt Holders:	To each Debt Holder based on the notice information set forth on Schedule B.

provided that any notice, request or demand to or upon any Debt Holder shall not be effective until received.

7.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Debt Holder, any right, remedy, power or privilege hereunder or under the other Exchange Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

7.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Exchange Documents (or in any amendment, modification or supplement hereto or thereto) and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

7.5 Indemnification; Payment of Expenses and Taxes. The Exchange Parties agree jointly and severally (a) to pay or reimburse each Debt Holder for all its reasonably incurred out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Exchange Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to each Debt Holder and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to Holdings prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a monthly basis or such other periodic basis as the Debt Holders shall deem appropriate, (b) to pay or reimburse each Debt Holder for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Exchange Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Debt Holder, (c) to pay, indemnify, and hold each Debt Holder harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this

Agreement, the other Exchange Documents and any such other documents, (d) pay, indemnify and hold each Debt Holder harmless from any and all losses, damages, fees, expenses, claims and liabilities arising out of the failure of Holdings or its transfer agent to deliver, within the fifth (5th) Trading Day following delivery by such Debt Holder to Holdings or Holdings’ transfer agent of a certificate representing Shares (including Penalty Shares) having a restrictive legend, a certificate(s) free from all restrictions and legends except as required by Section 6 at such time and (e) to pay, indemnify, and hold each Debt Holder and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Exchange Documents and any such other documents, including any of the foregoing or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings and each of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel and settlement costs, if any, in connection with claims, actions or proceedings by any Indemnitee against any Exchange Party under any Exchange Document (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided, that an Exchange Party shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Exchange Party agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 7.5 shall be payable promptly after written demand therefor. Statements payable by Holdings pursuant to this Section 7.5 shall be submitted to Chief Financial Officer (Telephone No. (905) 479-1810) (Telecopy No. (905) 479-9686), at the address of Holdings set forth in Section 7.2, or to such other Person or address as may be hereafter designated by Holdings in a written notice to each Debt Holder. The agreements in this Section 7.5 shall survive repayment of the Notes and all other amounts payable hereunder.

7.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Exchange Parties, the Debt Holders, and their respective successors and assigns, except that neither Holdings nor either Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Debt Holder.

(b) Holdings and each Borrower authorizes each Debt Holder to disclose to any transferee of Shares and New Warrants (each, a “Transferee”) and any prospective Transferee any and all financial and other information in such Debt Holder’s possession concerning Holdings and its Affiliates which has been delivered to such Debt

Holder by or on behalf of Holdings or any Borrower pursuant to this Agreement or which has been delivered to such Debt Holder by or on behalf of Holdings or any Borrower in connection with such Debt Holder’s credit evaluation of Holdings and its Affiliates prior to becoming a party to this Agreement.

7.7 Adjustments; Setoff. In addition to any rights and remedies of the Debt Holders provided by law, each Debt Holder shall have the right (subject to the terms of the Subordination Agreement), without prior notice to Holdings or either Borrower, any such notice being expressly waived by Holdings and each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or either Borrower hereunder to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Debt Holder or any affiliate, branch or agency thereof to or for the credit or the account of Holdings or either Borrower, as the case may be. Each Debt Holder agrees promptly to notify Holdings after any such setoff and application made by such Debt Holder, provided that the failure to give such notice shall not affect the validity of such setoff and application.

7.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Holdings and each Borrower and the Debt Holders.

7.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.10 Integration. This Agreement and the other Exchange Documents and the other agreements and documents referred to in Section 5 represent the agreement of Holdings and each Borrower and the Debt Holders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Debt Holder relative to subject matter hereof not expressly set forth or referred to herein or in the other Exchange Documents.

7.11 Remedies. In additional to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Debt Holders and Holdings and the Borrowers will be entitled to specific performance under the Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of the obligations in the foregoing sentence.

7.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE

GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.13 Submission To Jurisdiction; Waivers. Holdings and each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Exchange Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holding or either Borrower, as the case may be, at its address set forth in Section 7.2 or at such other address of which each Debt Holder shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

7.14 Acknowledgements. Holdings and each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Exchange Documents;

(b) none of the Debt Holders has any fiduciary relationship with or duty to Holdings or either Borrower arising out of or in connection with this Agreement or any of the other Exchange Documents, and the relationship between the Debt Holders, on one hand, and Holdings and each Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) no joint venture is created hereby or by the other Exchange Documents or otherwise exists by virtue of the transactions contemplated hereby among the Debt Holders or among Holdings or either Borrower and the Debt Holders; and

(d) the obligations of each Debt Holder under this Agreement are several and not joint with the obligations of all other Debt Holders under this or any other agreement, and each Debt Holder shall not be responsible in any way for the performance of the obligations of any other Debt Holder or third party under this or any other agreement.

7.15 Securities Act Matters. Each of the Debt Holders hereby acknowledges and agrees that the Shares and New Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state; the Shares and the New Warrants are being sold in reliance on exemptions from the registration requirements of the Securities Act and applicable state securities laws; the Shares and the New Warrants have not been approved or disapproved by the SEC, any state securities commission or other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the Shares and the New Warrants and that any representation to the contrary is unlawful; the Shares and the New Warrants are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom and consistent with Section 6.2(b) hereunder; any certificates evidencing the Shares and the New Warrants will bear a legend referring to the foregoing restrictions for as long as such restrictions apply; and because of such restrictions, no secondary trading market for the Shares and the New Warrants is expected to develop, and Debt Holders must bear the risk of their investment for an indefinite amount of time.

(b) Each Debt Holder represents that (i) it is an “accredited investor” as such term is defined in clause (1), (2), (3), (7) or (8) of Rule 501 (a) of Regulation D promulgated under the Securities Act, (ii) it is purchasing the shares and New Warrants hereunder for its own account for investment and not with a view to a public distribution thereof (within the meaning of the Securities Act and rules and regulations promulgated thereunder) in contravention of the Securities Act and (iii) it has been afforded an opportunity to request from Holdings and to review, and has received, all information considered by it to be necessary to agree to exchange the Exchange Indebtedness and Existing Lender Warrants for the Shares and New Warrants hereunder.

7.16 RELEASE OF CLAIMS. HOLDINGS AND EACH BORROWER HEREBY ACKNOWLEDGES AND AGREES FOR ITSELF AND ALL OTHER EXCHANGE PARTIES THAT IT AND ALL OTHER EXCHANGE PARTIES DO NOT HAVE ANY DEFENSES, COUNTERCLAIMS, OFFSETS, CROSS-COMPLAINTS, CLAIMS OR DEMANDS OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM ANY DEBT HOLDER. EACH EXCHANGE PARTY HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES THE DEBT HOLDERS, AND EACH DEBT HOLDER’S PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, OR EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN,

ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, EXISTING ON OR BEFORE THE DATE THIS AGREEMENT IS EXECUTED (OR THE CLOSING DATE, IF LATER), WHICH ANY EXCHANGE PARTY MAY NOW OR HEREAFTER HAVE AGAINST ANY DEBT HOLDER, AND SUCH DEBT HOLDER’S PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR OTHER EXCHANGE NOTE DOCUMENTS, AND NEGOTIATION AND EXECUTION OF THIS AGREEMENT.

(b) SUBJECT TO THE OCCURRENCE OF THE CLOSING DATE, EACH OF THE DEBT HOLDERS HEREBY AGREE AND CONSENT TO THE CONSUMMATION OF EACH AND EVERY TRANSACTION THAT IS PART OF, OR CONTEMPLATED IN CONNECTION WITH THE DEBT RESTRUCTURING, SUCH WAIVERS AND CONSENTS SHALL REMAIN EFFECTIVE (SUBJECT TO THE OCCURRENCE OF THE CLOSING DATE) WHETHER OR NOT THE TRANSACTIONS CLOSE SIMULTANEOUSLY WITH, OR AFTER, THE CLOSING DATE. THE WAIVER, AGREEMENT AND CONSENT UNDER THIS CLAUSE (b) SHALL IN NO WAY AFFECT ANY DEBT HOLDER’S RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY OF THE OTHER EXCHANGE DOCUMENTS AND SHALL NOT CONSTITUTE A WAIVER OF ANY DEFAULT OR EVENT OF DEFAULT UNDER THIS AGREEMENT.

7.17 WAIVERS OF JURY TRIAL. HOLDINGS EACH BORROWER, AND THE DEBT HOLDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER EXCHANGE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SMTC CORPORATION

By:	/s/ Linda Millage
Name: Linda Millage
Title: Authorized Signatory

HTM HOLDINGS INC.

By:	/s/ Linda Millage
Name: Linda Millage
Title: Authorized Signatory

SMTC MANUFACTURING CORPORATION OF CANADA

By:	/s/ Linda Millage
Name: Linda Millage
Title: Authorized Signatory

Signature Pages to Debt and Warrant Exchange Agreement

LEHMAN COMMERCIAL PAPER INC., as a Debt Holder

By:	/s/ Frank P. Turner
Name: Frank P. Turner
Title: Vice President

Signature Pages to Debt and Warrant Exchange Agreement

THE BANK OF NOVA SCOTIA, as a Debt Holder

By:	/s/ D.N. Gillespie
Name: D.N. Gillespie
Title: Managing Director

Signature Pages to Debt and Warrant Exchange Agreement

IBM CANADA, LTD., as a Debt Holder

By:	/s/ Ben Nikolaevsky
	Name:	Ben Nikolaevsky
	Title:	Manager, Capital Markets & Business Development IBM Global Financing IBM Canada, Ltd.

Signature Pages to Debt and Warrant Exchange Agreement

AMMC CDO I, LIMITED as a Debt Holder

By:	American Money Management Corp., as Collateral Manager

By:	/s/ David P. Meyer
Name: David P. Meyer
Title: Vice President

AMMC CDO II, LIMITED as a Debt Holder

By:	American Money Management Corp., as Collateral Manager

By:	/s/ David P. Meyer
Name: David P. Meyer
Title: Vice President

Signature Pages to Debt and Warrant Exchange Agreement

GENERAL ELECTRIC CAPITAL CORP., as a Debt Holder

By:	/s/ Kathleen M. Bird
Name: Kathleen M. Bird
Title: Vice President

Signature Pages to Debt and Warrant Exchange Agreement

SPCP GROUP, L.L.C.

By:	/s/ Edward Mule
Name: Edward Mule
Title: Principal

Signature Pages to Debt and Warrant Exchange Agreement